Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-4 of Quintiles Transnational Holdings Inc. of our report dated February 19, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in IMS Health Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

August 11, 2016